Exhibit 99.1

MYR Group Inc. Announces Fourth-Quarter and Full Year 2021 Results
Henderson, Colo., February 23, 2022 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets in the United States and Canada, announced today its fourth-quarter and full year 2021 financial results.
Highlights for 2021
•Fourth quarter revenues of $646.0 million
•Fourth quarter net income of $20.7 million, or $1.20 per diluted share
•Fourth quarter EBITDA of $41.4 million
•Record high full-year revenues of $2.50 billion
•Record high full-year net income of $85.0 million, or $4.95 per share
•Record high full-year EBITDA of $164.2 million
•Record high backlog of $1.79 billion
Management Comments
Rick Swartz, MYR’s President and CEO, said, “We finished 2021 with strong financial results in the fourth quarter, and full year revenues were $2.50 billion, setting a record high for the seventh consecutive year. Fourth quarter 2021 net income of $20.7 million, a 14.0 percent increase over the fourth quarter of 2020, and revenues, consolidated gross profit and EBITDA increased compared to the same period of 2020. Our backlog at the end of the fourth quarter was $1.79 billion, reflecting the strength of our position in the market as a leading partner in the industry.” Mr. Swartz continued, “We are proud of our performance this past year and are excited to build upon our success in 2022. Industry outlooks indicate positive trends in Transmission and Distribution (“T&D”) spending, resiliency in our primary Commercial and Industrial (“C&I”) markets and growing opportunities in renewable energy. Our team is focused on delivering operational excellence, deepening customer relationships, and investing in our people and communities to elevate our performance in the coming year.”
Fourth Quarter Results
MYR reported fourth-quarter 2021 revenues of $646.0 million, an increase of $38.0 million, or 6.3 percent, compared to the fourth quarter of 2020. Specifically, our T&D segment reported record quarterly revenues of $353.3 million, an increase of $34.7 million, or 10.9 percent, from the fourth quarter of 2020, primarily due to an increase in revenue on distribution projects and large-sized projects. Our C&I segment reported fourth-quarter 2021 revenues of $292.7 million, an increase of $3.3 million, or 1.2 percent, from the fourth quarter of 2020, primarily due to an increase in revenue on various-sized projects in certain geographic areas.
Consolidated gross profit increased to $83.1 million for the fourth quarter of 2021, compared to $76.4 million for the fourth quarter of 2020. Gross margin increased to 12.9 percent for the fourth quarter of 2021 from 12.6 percent for the fourth quarter of 2020. The increase in gross margin was primarily due to better-than-anticipated productivity on certain projects, favorable job close-outs and favorable change orders on certain projects. These improvements were partially offset by labor and equipment inefficiencies on certain projects and an unfavorable change order adjustment on a project. Additionally, gross margin during the fourth quarter of 2021 was negatively impacted in certain geographic areas by an increase in project restrictions and disruptions related to the COVID-19 pandemic. Changes in estimates of gross profit on certain projects resulted in a gross margin increase of 1.0 percent and a decrease of 1.3 percent for the fourth quarter of 2021 and 2020, respectively.
Selling, general and administrative expenses (“SG&A”) increased to $52.6 million for the fourth quarter of 2021, compared to $50.8 million for the fourth quarter of 2020. The period-over-period increase was primarily due to an increase in employee-related expenses to support the growth in our operations, partially offset by a decrease in employee incentive compensation costs.
Income tax expense was $8.8 million for the fourth quarter of 2021, with an effective tax rate of 29.9 percent, compared to income tax expense of $7.0 million for the fourth quarter of 2020, which represented 28.0 percent of pretax income. The increase in the effective tax rate for the fourth quarter of 2021 compared to the fourth quarter of 2020 was primarily due to a higher than expected state tax rate.

For the fourth quarter of 2021, net income attributable to MYR Group Inc. was $20.7 million, or $1.20 per diluted share attributable to MYR Group Inc., compared to $18.2 million, or $1.07 per diluted share, for the same period of 2020. Fourth-quarter 2021 EBITDA, a non-GAAP financial measure, was $41.4 million, compared to $37.2 million in the fourth quarter of 2020.
Full Year Results
MYR reported record revenues of $2.50 billion for the full year of 2021, an increase of $250.9 million, or 11.2 percent, compared to $2.25 billion for the full year of 2020. Specifically, the T&D segment reported revenues of $1.30 billion, an increase of $147.2 million, or 12.8 percent, from the full year of 2020, primarily related to an increase in revenue on distribution projects and large-sized projects. The C&I segment reported full year of 2021 revenues of $1.20 billion, an increase of $103.7 million, or 9.5 percent, from the full year of 2020, primarily due to an increase in revenue on various-sized projects in certain geographic areas. Additionally, revenues during the year ended December 31, 2020 were negatively impacted by a slight slowdown of work in certain geographic areas related to the COVID-19 pandemic.

Consolidated gross profit was $325.0 million for the full year of 2021, compared to $275.9 million for the full year of 2020. The increase in gross profit was due to higher revenues and margins. Gross margin increased to 13.0 percent for the full year of 2021 from 12.3 percent for the full year of 2020. The increase in gross margin was primarily due to better-than-anticipated productivity on certain projects, favorable job close-outs and favorable change order adjustments on certain projects. These improvements were partially offset by labor and equipment inefficiencies on certain projects and unfavorable change order adjustments on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin increase of 0.4 percent and a decrease of 0.8 percent for the full years of 2021 and 2020, respectively.

SG&A increased to $207.2 million for the full year of 2021, from $188.5 million for the full year of 2020. The year-over-year increase was primarily due to higher employee incentive compensation costs, contingent compensation expense related to prior acquisitions and an increase in employee-related expenses to support the growth in our operations.

Income tax expense was $31.3 million for the full year of 2021, with an effective tax rate of 26.9 percent, compared to income tax expense of $22.6 million for the full year of 2020, with an effective tax rate of 27.8 percent. The decrease in the tax rate for the year ended December 31, 2021 was primarily due to the impact of the global intangible low tax income (“GILTI”) during the year ended December 31, 2020.

For the full year of 2021, net income attributable to MYR Group Inc. was $85.0 million, or $4.95 per diluted share attributable to MYR Group Inc., compared to $58.8 million, or $3.48 per diluted share, for the same period of 2020. Full-year 2021 EBITDA, a non-GAAP financial measure, was a record $164.2 million, compared to $132.4 million for the full year of 2020.
Backlog
As of December 31, 2021, MYR's backlog was $1.79 billion, compared to $1.63 billion as of September 30, 2021. As of December 31, 2021, T&D backlog was $676.1 million and C&I backlog was $1.11 billion. Total backlog at December 31, 2021 increased $139.6 million, or 8.5 percent, from the $1.65 billion reported at December 31, 2020.
Balance Sheet
As of December 31, 2021, MYR had $362.7 million of borrowing availability under our $375 million revolving credit facility.
Non-GAAP Financial Measures
To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call
MYR will host a conference call to discuss its fourth-quarter and full year 2021 results on Thursday, February 24, 2022 at 8:00 a.m. Mountain time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) and enter conference ID 8097179, at least five minutes prior to the start of the event. A replay of the conference call will be available through Thursday, March 3, 2022, at 11:00 a.m. Mountain time, by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID 8097179. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Thursday, March 3, 2022 at 11:00 a.m. Mountain time.
About MYR
MYR is a holding company of leading specialty contractors serving the electric utility infrastructure, commercial and industrial construction markets throughout the United States and Canada who have the experience and expertise to complete electrical installations of any type and size. Their comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. Transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. Commercial and industrial electrical contracting services are provided to general contractors, commercial and industrial facility owners, local governments and developers. For more information, visit myrgroup.com.
Forward-Looking Statements
Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “encouraged,” “estimate,” “expect,” “intend,” “likely,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “project,” “remain confident,” “should,” “unlikely,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
MYR Group Inc. Contact:
Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com
Investor Contact:
David Gutierrez, Dresner Corporate Services, 312-780-7204, dgutierrez@dresnerco.com
Financial tables follow…

MYR GROUP INC.
Consolidated Balance Sheets
As of December 31, 2021 and 2020

(in thousands, except share and per share data)	December 31, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents	$82,092	$22,668
Accounts receivable, net of allowances of $2,441 and $1,696, respectively	375,353	385,938
Contract assets, net of allowances of $385 and $359, respectively	225,075	185,803
Current portion of receivable for insurance claims in excess of deductibles	11,078	11,859
Refundable income taxes	9,228	1,534
Prepaid expenses and other current assets	45,564	28,882
Total current assets	748,390	636,684
Property and equipment, net of accumulated depreciation of $322,128 and $294,366, respectively	196,092	185,114
Operating lease right-of-use assets	20,971	22,291
Goodwill	66,065	66,065
Intangible assets, net of accumulated amortization of $16,779 and $14,467, respectively	49,054	51,365
Receivable for insurance claims in excess of deductibles	32,443	27,043
Investment in joint venture	3,978	3,040
Other assets	4,099	4,257
Total assets	$1,121,092	$995,859

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$1,039	$4,381
Current portion of operating lease obligations	7,765	6,612
Current portion of finance lease obligations	—	318
Accounts payable	200,744	162,580
Contract liabilities	167,931	158,396
Current portion of accrued self-insurance	24,242	24,395
Accrued income taxes	2,021	—
Other current liabilities	94,857	86,718
Total current liabilities	498,599	443,400
Deferred income tax liabilities	24,620	18,339
Long-term debt	3,464	25,039
Accrued self-insurance	50,816	45,428
Operating lease obligations, net of current maturities	13,230	15,730
Other liabilities	11,261	18,631
Total liabilities	601,990	566,567
Commitments and contingencies
Stockholders’ equity
Preferred stock – $0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Common stock – $0.01 par value per share; 100,000,000 authorized shares; 16,870,636 and 16,734,239 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	168	167
Additional paid-in capital	163,754	158,618
Accumulated other comprehensive income	173	23
Retained earnings	355,007	270,480
Total stockholders’ equity attributable to MYR Group Inc.	519,102	429,288
Noncontrolling interest	—	4
Total stockholders’ equity	519,102	429,292
Total liabilities and stockholders’ equity	$1,121,092	$995,859

MYR GROUP INC.
Consolidated Statements of Operations
Three Months and Twelve Months Ended December 31, 2021 and 2020

	Three months ended December 31,		For the year ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020

Contract revenues	$646,048	$607,970	$2,498,289	$2,247,392
Contract costs	562,965	531,526	2,173,308	1,971,539
Gross profit	83,083	76,444	324,981	275,853
Selling, general and administrative expenses	52,599	50,847	207,208	188,535
Amortization of intangible assets	577	577	2,311	3,586
Gain on sale of property and equipment	(625)	(846)	(3,098)	(2,813)
Income from operations	30,532	25,866	118,560	86,545
Other income (expense):
Interest income	19	3	70	9
Interest expense	(341)	(622)	(1,799)	(4,563)
Other expense, net	(715)	(50)	(525)	(606)
Income before provision for income taxes	29,495	25,197	116,306	81,385
Income tax expense	8,807	7,047	31,300	22,626
Net income	20,688	18,150	85,006	58,759
Less: net loss attributable to noncontrolling interest	(4)	—	(4)	—
Net income attributable to MYR Group Inc.	$20,692	$18,150	$85,010	$58,759
Income per common share attributable to MYR Group Inc.:
– Basic	$1.23	$1.09	$5.05	$3.52
– Diluted	$1.20	$1.07	$4.95	$3.48
Weighted average number of common shares and potential common shares outstanding:
– Basic	16,870	16,724	16,838	16,684
– Diluted	17,209	17,018	17,161	16,890

MYR GROUP INC.
Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2021 and 2020

	For the year ended December 31,
(in thousands)	2021	2020

Cash flows from operating activities:
Net income	$85,006	$58,759
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization of property and equipment	43,894	42,867
Amortization of intangible assets	2,311	3,586
Stock-based compensation expense	7,496	5,688
Deferred income taxes	6,281	(2,641)
Gain on sale of property and equipment	(3,098)	(2,813)
Other non-cash items	1,892	1,951
Changes in operating assets and liabilities:
Accounts receivable, net	10,659	2,903
Contract assets, net	(39,266)	31,360
Receivable for insurance claims in excess of deductibles	(4,619)	(1,511)
Prepaid expenses and other assets	(25,320)	(15,458)
Accounts payable	34,348	(43,079)
Contract liabilities	9,573	52,918
Accrued self-insurance	5,233	3,010
Other liabilities	2,838	37,627
Net cash flows provided by operating activities	137,228	175,167
Cash flows from investing activities:
Proceeds from sale of property and equipment	3,062	3,429
Purchases of property and equipment	(52,361)	(44,355)
Net cash flows used in investing activities	(49,299)	(40,926)
Cash flows from financing activities:
Net borrowings (repayments) under revolving lines of credit	—	(103,820)
Payment of principal obligations under equipment notes	(24,917)	(32,584)
Payment of principal obligations under finance leases	(336)	(1,238)
Proceeds from exercise of stock options	498	749
Payments related to tax withholding for stock-based compensation	(3,352)	(652)
Other financing activities	12	13,249
Net cash flows provided by (used in) financing activities	(28,095)	(124,296)
Effect of exchange rate changes on cash	(410)	326
Net increase in cash and cash equivalents	59,424	10,271
Cash and cash equivalents:
Beginning of period	22,668	12,397
End of period	$82,092	$22,668

MYR GROUP INC.
Unaudited Consolidated Selected Data,
Unaudited Performance Measure and Reconciliation of Non-GAAP Measure
For the Three and Twelve Months Ended December 31, 2021 and 2020 and
As of December 31, 2021, 2020, 2019 and 2018

	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands, except share and per share data)	2021	2020	2021	2020

Summary Statement of Operations Data:
Contract revenues	$646,048	$607,970	$2,498,289	$2,247,392
Gross profit	$83,083	$76,444	$324,981	$275,853
Income from operations	$30,532	$25,866	$118,560	$86,545
Income before provision for income taxes	$29,495	$25,197	$116,306	$81,385
Income tax expense	$8,807	$7,047	$31,300	$22,626
Net income attributable to MYR Group Inc.	$20,692	$18,150	$85,010	$58,759
Effective tax rate	29.9%	28.0%	26.9%	27.8%

Per Share Data:
Income per common share attributable to MYR Group Inc.:
–Basic	$1.23	$1.09	$5.05	$3.52
–Diluted	$1.20	$1.07	$4.95	$3.48
Weighted average number of common shares and potential common shares outstanding:
–Basic	16,870	16,724	16,838	16,684
–Diluted	17,209	17,018	17,161	16,890

(in thousands)	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018

Summary Balance Sheet Data:
Total assets	$1,121,092	$995,859	$1,007,871	$748,755
Total stockholders’ equity attributable to MYR Group Inc.	$519,102	$429,288	$364,471	$322,984
Goodwill and intangible assets	$115,119	$117,430	$121,000	$89,854
Total funded debt (1)	$4,503	$29,420	$165,824	$89,792

(in thousands)	Twelve months ended December 31,
	2021	2020
Financial Performance Measure (2):
Reconciliation of Non-GAAP measure:
Net income attributable to MYR Group Inc.	$85,010	$58,759
Interest expense, net	1,729	4,554
Tax impact of interest	(465)	(1,266)
EBI, net of taxes (3)	$86,274	$62,047
See notes at the end of this earnings release

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31, 2021 and 2020

	Three months ended December 31,		Twelve months ended December 31,
(in thousands, except share, per share data, ratios and percentages)	2021	2020	2021	2020

Financial Performance Measures (2):
EBITDA (4)	$41,404	$37,239	$164,240	$132,392
EBITDA per Diluted Share (5)	$2.41	$2.19	$9.57	$7.84
Free Cash Flow (6)	$9,353	$29,656	$84,867	$130,812
Book Value per Period End Share (7)			$30.19	$25.34
Tangible Book Value (8)			$403,983	$311,858
Tangible Book Value per Period End Share (9)			$23.50	$18.41
Funded Debt to Equity Ratio (10)			—	0.1
Asset Turnover (11)			2.51	2.23
Return on Assets (12)			8.5%	5.8%
Return on Equity (13)			19.8%	16.1%
Return on Invested Capital (16)			19.8%	12.0%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income Attributable to MYR Group Inc. to EBITDA:
Net income attributable to MYR Group Inc.	$20,692	$18,150	$85,010	$58,759
Net income (loss) attributable to noncontrolling interest	(4)	—	(4)	—
Net income	20,688	18,150	85,006	58,759
Interest expense, net	322	619	1,729	4,554
Income tax expense	8,807	7,047	31,300	22,626
Depreciation and amortization	11,587	11,423	46,205	46,453
EBITDA (4)	$41,404	$37,239	$164,240	$132,392

Reconciliation of Net Income Attributable to MYR Group Inc. per Diluted Share to EBITDA per Diluted Share:
Net income attributable to MYR Group Inc. per share	$1.20	$1.07	$4.95	$3.48
Net loss attributable to noncontrolling interest per share	—	—	—	—
Net income per share	1.20	1.07	4.95	3.48
Interest expense, net, per share	0.02	0.04	0.10	0.27
Income tax expense per share	0.51	0.41	1.82	1.34
Depreciation and amortization per share	0.68	0.67	2.70	2.75
EBITDA per Diluted Share (5)	$2.41	$2.19	$9.57	$7.84

Calculation of Free Cash Flow:
Net cash flow from operating activities	$29,013	$46,541	$137,228	$175,167
Less: cash used in purchasing property and equipment	(19,660)	(16,885)	(52,361)	(44,355)
Free Cash Flow (6)	$9,353	$29,656	$84,867	$130,812

See notes at the end of this earnings release.

MYR GROUP INC.
Unaudited Performance Measures and Reconciliation of Non-GAAP Measures
As of December 31, 2021, 2020 and 2019

(in thousands)	December 31, 2021	December 31, 2020

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$519,102	$429,288
Goodwill and intangible assets	(115,119)	(117,430)
Tangible Book Value (9)	$403,983	$311,858

Reconciliation of Book Value per Period End Share to Tangible Book Value per Period End Share:
Book value per period end share	$30.19	$25.34
Goodwill and intangible assets per period end share	(6.69)	(6.93)
Tangible Book Value per Period End Share (8)	$23.50	$18.41

Calculation of Period End Shares:
Shares outstanding	16,871	16,734
Plus: common equivalents	323	206
Period End Shares (14)	17,194	16,940

(in thousands)	December 31, 2021	December 31, 2020	December 31, 2019

Reconciliation of Invested Capital to Stockholders Equity:
Book value (total stockholders' equity attributable to MYR Group Inc.)	$519,102	$429,288	$364,471
Plus: total funded debt	4,503	29,420	165,824
Less: cash and cash equivalents	(82,092)	(22,668)	(12,397)
Invested Capital (15)	$441,513	$436,040	$517,898
See notes at the end of this earnings release.

(1)Funded debt includes borrowings under our revolving credit facility and the outstanding balances of our outstanding equipment notes.
(2)These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance, our prospects for future performance and our ability to comply with certain material covenants as defined within our credit agreement, and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(3)EBI, net of taxes is defined as net income attributable to MYR Group Inc. plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBI, net of taxes, to measure our results exclusive of the impact of financing costs.
(4)EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. Certain material covenants contained within our credit agreement are based on EBITDA with certain additional adjustments, including our interest coverage ratio and leverage ratio, which we must comply with to avoid potential immediate repayment of amounts borrowed or additional fees to seek relief from our lenders. In addition, management considers EBITDA a useful measure because it provides MYR Group Inc. and its investors with an additional tool to compare MYR Group Inc. operating performance on a consistent basis by removing the impact of certain items that management believes to not directly reflect the company’s core operations. Management further believes that EBITDA is useful to investors and other external users of MYR Group Inc. financial statements in evaluating the company’s operating performance and cash flow because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, useful lives placed on assets, capital structure and the method by which assets were acquired.
(5)EBITDA per diluted share is calculated by dividing EBITDA by the weighted average number of diluted shares attributable to MYR Group Inc. outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(6)Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income attributable to MYR Group Inc., cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(7)Book value per period end share is calculated by dividing total stockholders’ equity attributable to MYR Group Inc. at the end of the period by the period end shares outstanding.
(8)Tangible book value is calculated by subtracting goodwill and intangible assets at the end of the period from stockholders’ equity attributable to MYR Group Inc. at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity attributable to MYR Group Inc.
(9)Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(10)The funded debt to equity ratio is calculated by dividing total funded debt at the end of the period by total stockholders’ equity attributable to MYR Group Inc. at the end of the period.
(11)Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(12)Return on assets is calculated by dividing net income attributable to MYR Group Inc. for the period by total assets at the beginning of the period.
(13)Return on equity is calculated by dividing net income attributable to MYR Group Inc. for the period by total stockholders’ equity attributable to MYR Group Inc. at the beginning of the period.
(14)Period end shares is calculated by adding average common stock equivalents for the quarter to the period end balance of common shares outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(15)Invested capital is calculated by adding net funded debt (total funded debt less cash and marketable securities) to total stockholders’ equity attributable to MYR Group Inc.
(16)Return on invested capital is calculated by dividing EBI, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.